PROSPECTUS SUPPLEMENT dated September 29, 2004 (to Prospectus dated July 1, 2004)	Rule 424(b)(3) File No. 333-116822

JPMORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated July 1, 2004, relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the "3.50% Notes Due 2009" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

Floating Rate Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date: Interest rate:	$1,000,000,000 October 2, 2009 January 2, April 2, July 2 and October 2 December 15, March 15, June 15 and September 15 September 29, 2004 LIBOR Telerate reset quarterly + 0.19%

3.80% Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$500,000,000 October 2, 2009 April 2 and October 2 March 15 and September 15 September 29, 2004

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Subordinated Securities" following the summary terms of the "4.875% Subordinated Notes Due 2014" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

5.125% Subordinated Notes due 2014
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$2,000,000,000 September 15, 2014 March 15 and September 15 March 1 and September 1 September 15, 2004